EXHIBIT 10.35

FINANCIAL PUBLIC RELATIONS ADVISER AGREEMENT

Between: JOERG SCHWEIZER
                    (the "Adviser")
At:             Watzmannstrasse 9
                    81541 Muenchen
                    Germany
                    Facsimile: ______________________

And:           IQ POWER TECHNOLOGY INC.
                    (the "Corporation")
At:              c/o Erlenhof Park, Inselkammer Strasse 4,
                    D-82008 Unterhaching, Germany
                    Facsimile: 011-4989-614483-40

IN CONSIDERATION of the mutual promises and covenants and the terms and conditions set out in sections 1.00 through 9.00 attached, the Corporation hereby offers and the Adviser hereby accepts engagement with the Corporation upon the terms and conditions set forth herein:

Position:	Financial Public Relations Adviser.
Services:	Services to be provided shall relate generally to the position of the Adviser and shall include those items and be provided in the manner described in Schedule A.
Term of Agreement:	This Agreement shall have a term of 11 months and be deemed to have commenced on August 1, 2003, notwithstanding the date of execution.
Compensation:	As consideration for the Services of the Adviser hereunder, the Corporation shall pay the Adviser a fee of EUR 5,000 per month, of which:
a.	EUR 2,000 is due on the first business day of each calendar month, and
b.	EUR 3,000 shall accrue and be payable (i) quarterly on the last business day of each 3-month period during the first nine months of the term of this Agreement through the issue of 16,900 common shares of the Corporation at a deemed issue price per share of US $0.52 (EUR 0.532188 @ US$1 to EUR 1.02344 as of August 1, 2002) and (ii) on June 30, 2004, for the two months then ended through the issue of 11,266 common shares of the Corporation at a deemed issued price per share of US $0.52 (collectively all common shares issuable hereunder are referred to as the “Shares’)

Executed and delivered by and on behalf of the	Executed and delivered by the Adviser on
Corporation on _______________ but effective as and from August 1, 2003.	_________________ but effective as and from August 1, 2003.

IQ POWER TECHNOLOGY INC.

Per: /s/ Peter E. Braun	/s/ Joerg Schweizer
Peter Braun, President	JOERG SCHWEIZER

CONSULTING AGREEMENT
TERMS AND CONDITIONS

1.00 Representations, Warranties, and Covenants of the Adviser

1.01	The Adviser represents and warrants to, and covenants with, the Corporation, as follows:

a.	the Adviser has the ability, experience and skills necessary to carry out its obligations under this Agreement;

b.	the Adviser and its officer, employees, agents and consultants shall comply with all securities laws and regulations applicable to the Corporation or the Adviser, and all policies, rules and requirements of any exchange or quotation system on which the shares of the Corporation trade;

c.	the Adviser shall, and shall cause its officers, employees, agents and co-consultants to, act at all times in the best interests of the Corporation;

d.	the Adviser, upon notice from the Corporation, will cease all Services for the period directed by the Corporation without effect on the payment of compensation due hereunder unless this Agreement is terminated in connection with the request to cease Services;

e.	the Adviser will not distribute or disseminate any information concerning the Corporation in any form or medium, unless such information has been provided to the Adviser by the Corporation for distribution or dissemination, or the Corporation has reviewed and approved such information prior to its distribution of dissemination by the Adviser; and

f.	the Adviser will not engage in any transaction involving the offer or sale of securities of the Corporation, and will not solicit or encourage any other party to engage in any transaction involving the offer or sale of securities of the Corporation, at any time that the Adviser is in possession of material non-public information concerning the Corporation.

2.00 Position

2.01 The Adviser shall provide the Services indicated on the first page hereof and in such capacity, shall carry out the duties and responsibilities commensurate with that position as such duties are more specifically defined from time to time during the term of this Agreement by the Board of Directors of the Corporation.

2.02 In providing its services hereunder, the Adviser shall report to and take directions from the Chief Executive Officer or Chief Financial Officer of the Corporation, subject to overriding directions from the Board of Directors of the Corporation.

3.00 Terms; Termination of Engagement

3.01 The term of engagement pursuant to this Agreement shall be for the term stated on the first page hereof. Either party may terminate the Adviser’s engagement as follows:

a.	the Adviser may terminate his services at any time and for any reason upon one month’s written notice to the Corporation;

b.	the Corporation may terminate the Adviser’s services at will. If the Corporation terminates the Adviser’s engagement without cause, the Adviser’s compensation and benefits shall continue for at least one month;

c.	the Corporation may terminate the Adviser’s services for cause after reasonable notice of any non-performance has been given by the Corporation to the Adviser and a reasonable opportunity has been afforded to the Adviser to remedy any instance of non-performance. For purposes of the preceding sentence, “cause” shall include but not be limited to:

i.	fraud,
ii.	conviction or confession of an indictable offense,
iii.	destruction or theft of the Corporation’s property,
iv.	misconduct materially injurious to the Corporation, or

Consulting Agreement

v.	any breach or threatened breach of this Agreement.

3.02 If the Adviser's engagement is terminated:

a.	subject to paragraph 3.01.b, no further compensation coming due under this Agreement after the date of termination shall be payable by the Corporation; and

b.	the Adviser shall continue to be bound by the terms of section 6.00 of this Agreement.

4.00 Compensation

4.01 During the term of this Agreement, the Adviser shall be paid in accordance with the compensation provisions on the first page hereof. This compensation may be increased from time to time subject to the approval of the Board of Directors of the Corporation and, where required, any regulatory body having jurisdiction.

4.02 The Adviser represents and warrants to the Corporation that:

a.	the Adviser is aware that the Shares have not been qualified under a Securities Act or Exchange Act (an “Act”) or any regulations or rules thereunder (the “Rules”) for distribution to the public, that the issuance of the Shares pursuant to this Agreement is to be by way of private placement exempted from the registration requirements of any Act and from the prospectus requirements of any Act under an exemption to be determined by the Corporation, and that the Adviser is restricted from using most of the civil remedies available under such Acts and the Rules thereto and may not receive information that would be otherwise available to him under such Acts and the Rules in connection with his purchase of the Shares;
b.	the Adviser is acquiring the Shares as principal and no other person, firm or corporation will have a beneficial interest in the Shares;
c.	the Shares are being acquired for investment purposes only and not with a view to resale or distribution;
d.	the Adviser is not a control person of the Corporation as defined in any securities act applicable to the issue of the Shares and the acquisition of the Shares will not result in the Adviser owning 20% or more of the issued and outstanding shares of the Corporation or becoming a control person;
e.	the Adviser is not acquiring the Shares as a result of any material information about the affairs of the Corporation that has not been publicly disclosed, save knowledge of this particular transaction;
f.	the Adviser is not a resident of Canada and this Agreement is not subject to the securities laws of any province or territory in Canada;
g.	the Adviser is not a “U.S. Person” (the definition of which includes, but is not limited to, an individual resident in the United States and an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the United States);
h.	the Adviser was outside the United States at the time of execution and delivery of this subscription agreement;
i.	no offers to sell the Shares were made by any person to the Adviser while the Adviser was in the United States;
j.	the Shares are not being acquired directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States and the Adviser does not have any agreement or understanding (either written or oral) with any U.S. Person respecting:

i.	the transfer or assignment of any rights or interest in any of the Shares,
ii.	the division of profits, losses, fees, commissions, or any financial stake in connection with this subscription, or
iii.	the voting of the common shares;

k.	the Adviser and the Corporation agree that the Corporation may not permit the transfer of the Shares unless such transfer is made in accordance with Regulation S under the 1933 Act;
l.	the Adviser acknowledges that the Shares have not been registered under the United States Securities Act of 1933 (the “1933 Act”), and may not be offered or sold in the United States, and the Adviser undertakes and agrees that it will not offer or sell the Shares during the 40-day period following the date of issue (the “Distribution Compliance Period”). After such 40-day Distribution Compliance Period, the Adviser undertakes and agrees to sell such Shares only outside the United States in a transaction meeting the requirements of Regulation S under the 1933 Act. The Adviser understands that the Corporation has no obligation or present intention of filing a registration statement under the 1933 Act in respect of the Shares;

Consulting Agreement

m.	the Adviser agrees not to engage in hedging transactions with regard to the Shares prior to the expiration of the 40-day Distribution Compliance Period; and the Adviser acknowledges and agrees with the Corporation that the Corporation shall refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the 1933 Act; and
n.	the Adviser will not sell any Shares issued to it in pursuance of this Agreement for a minimum period of 3 months following issue.

5.00 Non-circumvention of Adviser

5.01 In and for valuable consideration, the Corporation agrees that:

a.	the Adviser may introduce the Corporation (whether written, oral, data, or otherwise made by the Adviser) to opportunities (the “Opportunities”), including, without limitation, existing or potential investors, lenders, borrowers, trusts, corporations, and unincorporated business entities;

b.	the identity of the Opportunities, and all other information concerning the Opportunities (including, without limitation, all mailing information, telephone and facsimile numbers, email addresses, and other contact information) introduced hereunder are the property of the Adviser and shall be treated as confidential information;

c.	it shall not use such information except in the context of joint venture with the Adviser, and never without the Adviser’s prior written approval;

d.	neither it, nor its employees, affiliates and assigns shall enter into, or otherwise arrange (either for itself or any other person of entity) any business relations, contact any person of an Opportunity, either directly or indirectly, or any of its affiliates, or accept any compensation or advantage in relation to an Opportunity except as directed through the Adviser, without the prior written approval of the Adviser.

The Adviser is relying on the Corporation to assent to these terms and the intent of the Corporation to be bound by the terms as evidenced by the Corporation’s execution of this Agreement. Without the assent of the Corporation to these terms, the Adviser would not introduce any Opportunity or disclose any confidential information in pursuance of this Agreement.

6.00 Ownership of Technology; Confidentiality

6.01 The Adviser recognizes and acknowledges that during the course of his engagement, he will have access to certain information not generally known to the public, relating to the products, sales or business of the Corporation which may include, without limitation, software, literature, data, programs, customer contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets or any other proprietary or confidential matter (collectively, the “Confidential Information”). The Adviser recognizes and acknowledges that this Confidential Information constitutes a valuable, special and unique asset of the Corporation, access to and knowledge of which are essential to the performance of the Adviser’s duties. The Adviser acknowledges and agrees that all such Confidential Information, including without limitation that which the Adviser conceives or develops, either alone or with others, at any time during his engagement by the Corporation, is and shall remain the exclusive property of the Corporation. The Adviser further recognizes, acknowledges and agrees that, to enable the Corporation to perform services for its customers or its clients, such customers or clients may furnish to the Corporation or the Adviser Confidential Information concerning their business affairs, property, methods of operation or other data, that the goodwill afforded to the Corporation depends on the Corporation and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of the Corporation for all purposes under this Agreement.

6.02 The Adviser agrees that, except as directed by the Corporation, the Adviser will not at any time, whether during or after his engagement with the Corporation, use or disclose to any person for any purpose other than for the benefit of the Corporation any Confidential Information, or permit any person to use, examine and/or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether prepared by

Consulting Agreement

the Adviser or otherwise coming into the Corporation’s possession or control without the prior written permission of the Corporation.

6.03 The Adviser agrees that upon request by the Corporation and in any event upon termination of engagement, the Adviser shall turn over to the Corporation (or provide proof of destruction of) all Confidential Information in the Adviser’s possession or under his control which was created pursuant to, is connected with or derived from the Adviser’s services to the Corporation, or which is related in any manner to the Corporation’s business activities or research and development efforts, whether or not such materials are in the Adviser’s possession as of the date of this Agreement.

7.00 Saving Provision

7.01 The Corporation and the Adviser agree and stipulate that the agreements and covenants contained in the preceding sections 5.00 and 6.00, including the scope of the restricted activities described therein and the duration and geographic extent of such restrictions, are fair and reasonably necessary for the protection of the parties and the information described, goodwill and other protectable interests, in light of all of the facts and circumstances of the relationship between the Adviser and the Corporation. In the event a court of competent jurisdiction should decline to enforce any provision of the preceding paragraphs, such paragraphs shall be deemed to be modified to restrict them to the maximum extent, in both time and geography, which the court shall find enforceable.

8.00 Injunctive Relief

8.01 Each party acknowledges that a breach or threatened breach of any of the covenants or other agreements contained herein would give rise to irreparable injury to the party relying on such covenant or other agreement which injury would be inadequately compensable in money damages. Accordingly, such party or where appropriate, a client of such party, may seek and obtain an injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available.

8.02 The parties acknowledge and agree that the covenants contained herein are necessary for the protection of the parties’ respective legitimate business interests and are reasonable in scope and content.

9.00 General

9.01 This Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of the State of Washington, and the laws of the United States applicable therein, and all disputes and claims, whether for specific performance, injunction, declaration or otherwise howsoever both at law and in equity, arising out of or in any way connected with this Agreement will be referred to the courts of the State of Washington exclusively, and, by execution and delivery of this Agreement, each party hereby irrevocably submits and attorns to such jurisdiction.

9.02 In the event it becomes necessary to enforce this Agreement through legal action, whether or not a suit is actually commenced, the party which obtains substantial success in a legal action shall be entitled to his or actual reasonable solicitor’s fees and disbursements.

9.03 Any reference in this Agreement in the masculine gender shall include the feminine and neuter genders, and vice versa, as appropriate. Any reference in this Agreement in the singular shall mean the plural and vice versa, as appropriate.

9.04 There is no verbal or other agreement that may modify or affect this Agreement.

9.05 All dollars expressed in this Agreement are United States dollars.

9.06 This Agreement shall be considered and construed as a single instrument and the failure to perform any of the terms and conditions in this Agreement shall constitute a violation or breach of the entire instrument or Agreement and shall constitute the basis for cancellation or termination.

9.07 The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

Consulting Agreement

9.08 All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by e-mail or other telecommunication facility or on receipt after dispatch by certified or registered first class mail, postage prepaid to the party to whom the same is so given or made to its address noted on the first page.

9.09 This Agreement, including all Schedules attached hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and may not be amended, modified or terminated unless in a written instrument executed by the party or parties sought to be bound.

9.10 This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument and a facsimile copy of this Agreement executed by a party hereto in counterpart or otherwise will be deemed to be a valid and binding Agreement and accepted as an original of the Agreement until such time as each of the parties has an originally executed Agreement in its possession.

9.11 Nothing herein shall be construed as creating a relationship of employer-employee, partners, joint ventures or other such or similar relationship between the parties hereto.

9.12 The Corporation acknowledges and agrees that a great deal of time, cooperation, diligence and disclosure is necessary in order for the Adviser to perform its duties as contemplated herein. The Corporation acknowledges and agrees that no representation or warranty concerning the successful outcome of any proposal or recommendation is or can be made. The Corporation acknowledges and understands that this is especially true when approval of any governmental or regulatory authority or agency is needed in order for the Corporation to effect a proposed course of business which includes the possible intervention and institution by any governmental or regulatory authority or agency of any proceedings into the activities of the Corporation or its principals.

All statements of the Adviser concerning any and all matters contemplated herein are statements of opinion only. All statements released to the public will require the approval of the Corporation. The Corporation shall supply the Adviser with copies of any statements transmitted directly to public by the Corporation. The Corporation shall provide full cooperation, and turnaround of requested approvals or required copies.

9.13 The Corporation acknowledges and agrees that no representations or warranty has been made by the Adviser, associates, affiliates or any other person as to the successful outcome of any media, financial plan, private or public financing or other business plans put forth by the Adviser, its affiliates or associates. The Corporation further acknowledges and agrees that the Adviser, its affiliates and/or associates have not, and will not act or be considered to act as a finder, underwriter, broker, dealer or promoter of any of the Corporation’s securities, either in private or public transactions. The Corporation represents and warrants that all payments and authorizations under this Agreement constitute compensation for services performed or to be performed and do not constitute an offer, payment, promise or authorization for payment to the Adviser, or its affiliates and/or associates to act as a finder, underwriter, broker, dealer or promoter of any of the Corporation’s securities.

9.14 Upon the occurrence of any event of default, and any time thereafter, the parties shall have all the rights and remedies provided in this Agreement, and any other writing executed by the parties, and as may be provided and allowed in law. Neither party shall be deemed to have waived any of its rights and remedies unless such waiver is in writing and signed by the parties hereto. A waiver of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach. No delay or omission on the part of a party in exercising any right shall operate as a waiver of that right or any other right.

9.15 Controversy or claim arising out of or relating to this contract, or the breach thereof, which is not amicably settled between the parties, shall be settled by American Arbitration Association, with hearings to take place in Seattle, Washington, and the parties agree that an award may include an award of all the compensation due as a result of business conducted pursuant to this Agreement, plus all court costs, attorney fees, and other charges and damages deemed fair by the Arbitrator(s).

9.16 All arbitration shall be by three arbitrators, one of who shall be appointed by the Corporation, one by the Adviser, and the third selected jointly by the other two arbitrators. The arbitrators shall be familiar with or have expertise

Consulting Agreement

in investor public relations situations or whatever services the transaction in question is dealing with. The determination of the majority of arbitrators shall be binding upon the parties, and the award may be entered in any Court of competent jurisdiction. Arbitration shall be held in Seattle, Washington.

9.17 If any provision of the Agreement is held to be invalid, illegal, or unenforceable, then only that portion is void and shall not affect or impair, in any way, the validity, legality, or enforceability of the remainder of this Agreement.

SCHEDULE A

Services of the Adviser: During the term of the Agreement the Adviser shall use its best efforts to effect Investor Relations services for the market and to further provide the Corporation with such regular customary financial consulting advice, management consulting and recruiting as is reasonably requested by the Corporation consistent with the foregoing.

A.   Adviser’s duties may include, but will not necessarily be limited to, providing recommendations concerning the following financial and related matters:

1.	Conducting due diligence of Corporation business and financial background;

2.	Disseminating Press Releases in North America and Europe;

3.	Developing a media plan, including;

a.	cooperating in the drafting of news/press releases, and

b.	cooperating in the drafting and being responsible for disseminating information (e.g. Investor Fact Sheet) to interested investors;

4.	Forming a strategy and thorough time line in order to set certain dates as milestones by when certain milestones should be achieved;

5.	Introducing the Corporation to financial journalists and financial media;

6.	Introducing the Corporation to institutional investors;

7.	Identifying private and institutional shareholders that may be legally contacted;

8.	Disseminating information about the Corporation to the investment community;

9.	Building a data-base of all persons and institutions inquiring regarding the company, and sending out information brochures/mailings upon request (w/o packing and postage);

10.	Rendering advice and assistance in connection with the preparation of annual and interim reports and press releases; and

11.	Preparing trade fair promotion;

B.   The Adviser will be pleased to perform additional or other services at Corporation’s request, however, unless otherwise instructed, Adviser is not being retained to consult Corporation with any other matters.